Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

For Immediate Release

Notify Technology Reports Results for the Fiscal Quarter Ended March 31, 2010

NotifyLink revenue increases by 21% over the same quarter in prior year.

San Jose, CA, May 13, 2010 -- Notify Technology Corporation (OTC BB: NTFY) today announced financial results for its second fiscal quarter ended March 31, 2010.

Total fiscal second quarter revenue increased 21% to $1,733,849 in the three-month period ended March 31, 2010 from $1,423,570 during the same period in the prior year.  The net income for the three month period ended March 31, 2010 was $89,103 or $0.01 per diluted share. The company’s financial performance is a clear improvement from a net loss of $93,238, or $(0.01) per diluted share, reported for the same period in the prior year.

The revenue for the first half of the fiscal year increased 27% to $3,530,494 in the six-month period ended March 31, 2010 from $2,772,831 during the same period in the prior year.  The net income for the six month period ended March 31, 2010 was $220,756 or $0.01 per diluted share. The company’s six-month financial performance is a significant improvement from a net loss of $153,889, or $(0.01) per diluted share, reported for the same period in the prior year.

“Notify continues to set new levels of quarterly financial performance. Not only have we achieved our fourth consecutive profitable quarter, but in September 2009 we also recorded our first profitable year,” said Paul DePond, President and Chief Executive Officer of the company. “The wireless smart phone market has shown unprecedented growth and new devices are entering the market at an astounding rate. A good example of the market’s momentum is our latest NotifyLink supported device, the new Apple® iPad®, which seems to have created an exciting new option for those users wanting a tablet device.”

The Company’s balance sheet also grew stronger during the second fiscal quarter, with a 57% increase in cash and cash equivalents at March 31, 2010 as compared to cash and cash equivalents at September 30, 2009.  Management believes that this increase signifies that the Company closed new contracts during the six-month period ended March 31, 2010 at a rate faster than old contracts expired,  reinforcing the growth of revenue during the period.

The cost of sales and marketing was $695,294 in the three-month period ended March 31, 2010, compared to $578,520 in the three-month period ended March 31, 2009.  The increase was primarily in salary and commission expenses for ongoing business.

The Company expended $520,520 for research and development in the three-month period ended March 31, 2010, compared to $499,846 in the three-month period ended March 31, 2009.  Virtually all the increase is due to increasing personnel as the Company responds to the proliferation of new devices in the market.

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General and administrative costs also increased to $422,400 in the three-month period ended March 31, 2010, compared to $399,753 for the three-month period ended March 31, 2009.  The increase was largely due to non-cash expenses of $17,066 for compensation expense due to option vesting.

About Notify Technology Corporation
Founded in 1994, Notify Technology Corporation, (OTC BB: NTFY.OB) is an innovative software company developing mobility products for organizations of all sizes. Notify’s wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. The Company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology Corporation that involve risks and uncertainties, including, but not limited to, statements regarding the changes in asset balances on the balance sheet, the significance of changes in the balance of deferred revenue, the launch of new wireless devices and product lines and the improving performance of the Company’s wireless products.  Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, Notify’s ability to deliver products and manage growth, its ability to continue to improve its existing products or develop new products or technologies, and its ability to maintain revenue growth as well as other risks.  In particular, management cannot predict future NotifyLink and NotifySync revenues with any accuracy and does not know whether NotifyLink and NotifySync revenues will continue to grow at the rates recently experienced, if at all.  Increasing NotifyLink and NotifySync revenues will require, among other things, continued investments in the Company’s sales and marketing organization and Notify has limited available cash resources to make these investments.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect Notify Technology's future results, please see the Company’s filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of performance.  Actual results may differ materially from management’s expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	Three-Month Periods		Six-Month Periods
	Ended March 31,		Ended March 31,
	2010	2009	2010	2009

Revenue:
Product revenue	$1,733,849	$1,423,570	$3,530,494	$2,772,831
Total revenue	1,733,849	1,423,570	3,530,494	2,772,831

Cost of revenue:
Product cost	5,719	3,360	14,783	8,620
Royalty payments	1,405	35,959	3,395	70,147
Total cost of revenue	7,124	39,919	18,178	78,767
Gross profit	1,726,725	1,384,251	3,512,315	2,694,064

Operating expenses:
Research and development	520,520	499,846	974,370	979,761
Sales and marketing	695,294	578,520	1,411,284	1,140,770
General and administrative	422,400	399,753	907,584	729,673
Total operating expenses	1,638,214	1,478,119	3,293,238	2,850,204

Income/(loss) from operations	88,511	(93,868)	219,077	(156,140)

Other interest (expense), net	592	630	1,679	2,251

Net income (loss)	$89,103	$(93,238)	$220,756	$(153,889)

Basic net income (loss) per share	$0.01	$(0.01)	$0.01	$(0.01)

Basic weighted average shares outstanding	14,075,662	14,075,662	14,075,662	14,075,662

Diluted net income (loss) per share	$0.01	$(0.01)	$0.01	$(0.01)

Diluted weighted average shares outstanding	15,883,942	14,075,662	16,008,031	14,075,662

NOTIFY TECHNOLOGY CORPORATION
Condensed Balance Sheets
	March 31,	Sept. 30,
	2010	2009
	Unaudited	Audited
Assets:

Current assets:
Cash and cash equivalents	$2,460,266	$1,565,447
Accounts receivable, net	566,895	810,543
Other assets	39,835	40,540
Total current assets	3,066,996	2,416,530
Non-current assets
Property and equipment, net	262,563	247,117
Lease deposits	15,602	15,602
Total non-current assets	278,165	262,719
Total assets	$3,345,161	$2,679,249

Liabilities and shareholders’ deficit

Current liabilities:
Current portion of capital lease obligation	$3,564	$4,142
Accounts payable	45,196	75,340
Accrued payroll and related liabilities	492,982	454,946
Deferred revenue	3,436,387	2,995,906
Other accrued liabilities	116,768	140,464
Total current liabilities	4,094,897	3,670,798
Long-term liabilities:
Long-term Deferred revenue	124,973	137,250
Long-term capital lease obligations	4,790	6,543
Total long-term liabilities	129,763	143,793
Total liabilities	4,224,660	3,814,591
Shareholders' deficit:
Common stock	14,076	14,076
Additional paid-in capital	23,477,247	23,442,160
Accumulated deficit	(24,370,822)	(24,591,578)
Total shareholders’ deficit	(879,499)	(1,135,342)
Total liabilities and shareholders' deficit	$3,345,161	$2,679,249